Exhibit 99

Investor Relations – Stephen D. Blum (480) 754-5040

Corporate & Government Affairs – Cynthia A. Demers (480) 754-4090

Dial Reports Third Quarter Results

Increases Full Year EPS Guidance

Scottsdale, Ariz., October 22, 2003 – The Dial Corporation (NYSE:DL) today announced its results for the third quarter and commented on the Company’s outlook for the balance of the year.

Third Quarter 2003

     For the third quarter ended September 27, 2003, net income was $35.8 million, or $0.37 per share (diluted), versus net income of $31.1 million, or $0.33 per share (diluted), in the third quarter of 2002. Net income in the year ago quarter included $0.9 million, or $0.01 per share (diluted), of income from discontinued operations.

     Net sales in the third quarter of 2003 rose 5.8 percent to $353.2 million from $334.0 million in last year’s third quarter. Net sales increased 4.7 percent in the Company’s Domestic Branded segment and 18.5 percent in the International and Other segment versus the prior year period.

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     Herbert M. Baum, The Dial Corporation chairman, president and chief executive officer, said, “Overall, we had a good third quarter marked by a 5.8 percent increase in sales which drove a 15.6 percent improvement in our diluted earnings per share from continuing operations.”

     Mr. Baum continued, “Overall Dial Laundry Care posted a 7.5 percent increase in third quarter net sales led by a 13.5 percent increase in Purex liquid detergent, offset in part by a decline in our smaller Purex powder detergent business. Net sales in Personal Cleansing were up 0.9 percent on top of strong year ago third quarter sales. We spent less on trade as a result of fewer new product introductions and had fewer promotional events compared to last year. Air Freshener net sales increased 3.8 percent mainly due to an increase in Adjustable sales as well as good performance from our Universal Scented Oil Refill and Super Odor Neutralizer products. Our Food Products business net sales increased 6.4 percent due to strong branded sales, offset in part by a decline in private label sales.”

     Mr. Baum added, “International and Other segment revenues rose 18.5 percent, led by an increase in Canada sales, favorable foreign currency gains and growth in our institutional business.” International and Other segment sales increased 13.2 percent excluding the foreign currency gains.

     Gross margin in the third quarter of 2003 was 37.6 percent compared to 37.0 percent in the third quarter of 2002. The improvement resulted primarily from lower promotional expenses due to fewer new product introductions and more efficient use of promotional spending in the quarter compared to last year’s third quarter. Operating margin improved 110 basis points to 18.4 percent versus 17.3 percent in the year ago third quarter as a result of higher gross margin and lower SG&A expenses as a percent of sales.

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     The Company generated operating cash flow of $15.2 million in the third quarter of 2003 versus $35.1 million in the third quarter of 2002. Higher pension contributions of $24.7 million net of tax were made in the third quarter of this year. The Company’s cash balance at the end of the third quarter of 2003 was $328.5 million compared to $163.5 million at the end of the third quarter of 2002 and $219.6 million at the end of 2002.

Nine Months 2003

     Net income for the nine months ended September 27, 2003 rose to $101.0 million, or $1.06 per share (diluted), compared to $46.1 million, or $0.49 per share (diluted), in the same period a year ago. Earnings per share for the first nine months of 2003 included a gain of $0.02 per share (diluted) from discontinued operations, compared to a gain of $0.05 per share (diluted) from discontinued operations in the year ago period. Additionally, the year ago period included a $0.46 per share (diluted) impairment charge associated with the write-off of goodwill and trademarks for the discontinued Argentina business as a result of a change in accounting principle.

     Net sales for the first nine months of 2003 were up 5.2 percent to $998.1 million from $948.6 million in the prior year period. Sales in the Domestic Branded segment rose 4.0 percent. International and Other segment sales were up 19.3 percent and excluding the foreign currency gains were up 15.5 percent.

     Cash flow from operations for the first nine months of 2003 was $124.6 million compared to $148.4 million in the prior year period. Net of tax, the Company contributed $27.8 million more to its pension plans in 2003 compared to 2002. Cash flow in both periods benefited from favorable tax effects related to discontinued operations.

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2003 Outlook

     Commenting on the balance of the year, Mr. Baum noted, “We have entered the fourth quarter with good momentum. Based upon current business conditions, we currently expect earnings per share from continuing operations to be about $1.37 for the full year – an increase of $0.04 per share from our prior guidance. In addition, sales growth for the fourth quarter of 2003 currently is expected to moderate because of higher comparisons in the fourth quarter of 2002. As a result, we expect sales growth for the year to be approximately 4 percent. Operating margin improvement for all of 2003 versus prior year is expected to be about 120 basis points.”

     The Dial Corporation, headquartered in Scottsdale, Ariz., is one of America’s leading manufacturers of consumer products, including Dial® soaps, Purex® laundry detergents, Renuzit® air fresheners and Armour® Star canned meats. Dial products have been in the marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company’s Web site at www.dialcorp.com.

     Statements in this press release as to the Company’s expectations, beliefs, plans or predictions for the future are forward-looking statements within the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements include earnings per share for the full year 2003, for sales in the fourth quarter and full year 2003 and for operating margin for full year 2003, all of which are under the heading “2003 Outlook.”

     Forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially

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from those projected. For example, actual events or results could differ materially if (1) economic conditions in the U.S. deteriorate resulting in lower sales, (2) competition in the categories in which the Company competes intensifies, resulting in lower sales or requiring increased expenditures and lower profit margins to preserve or maintain market shares, (3) efforts to control and reduce costs are unsuccessful or do not yield anticipated savings, (4) new products are unsuccessful or do not produce the sales anticipated, (5) there are further increases in raw material, petroleum, natural gas and/or energy prices, (6) the Company does not achieve the benefits anticipated from steps being taken to try to improve operations and financial results, (7) the Company experiences a loss of or a substantial decrease in purchases by any of its major customers, including a decrease in sales to Kmart as a result of its store closings, (8) the capital and operational savings expected from the information technology outsourcing agreement with EDS are lower than anticipated, or (9) the Company experiences problems in implementing SAP, such as delays in processing orders, which harm our relationships with our customers or increase the costs related to implementation. These and other factors that could cause actual events or results to differ materially from those in the forward-looking statements are described in “Management’s Discussion and Analysis of Results of Operations and Financial Condition – Factors That May Affect Future Results and Financial Condition” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

     Due to these inherent uncertainties, the investment community is urged not to place undue reliance on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

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     Management will host a live conference call and real-time web cast today, beginning at 9:00 a.m. Eastern Time and lasting approximately 45 minutes to discuss the Company’s third quarter results and outlook for the balance of fiscal 2003.

     Access for the conference call and web cast is open to the press and general public in a listen only mode. To access the conference call, please dial (877) 888-4605. The web cast may be accessed at http://investor.info.dialcorp.com/webcasts.cfm. Replays of the conference call are available shortly after the conclusion of the call at the same Web address as well as by dialing (866) 518-1010 and entering Code T451439D.

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THE DIAL CORPORATION
Summary of Operations
Unaudited

	Quarter ended		Nine months ended

	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002

	(In millions, except per share data)
Net sales	$353.2	$334.0	$998.1	$948.6
Costs and expenses:
Cost of products sold	220.6	210.4	622.3	594.6
Asset writedowns and other special items (net gain)	—	—	—	(1.2)

Total cost of products sold	220.6	210.4	622.3	593.4
Selling, general and administrative expenses	67.7	66.0	192.0	192.4

Total costs and expenses	288.3	276.4	814.3	785.8
Operating income	64.9	57.6	183.8	162.8
Interest expense	6.3	7.1	19.4	22.1
Other expenses, net	2.0	2.6	7.4	8.1
Income from joint ventures	—	—	—	1.7

Income from continuing operations before income taxes	56.6	47.9	157.0	134.3
Income taxes	20.8	17.7	58.1	49.2

Income from continuing operations	35.8	30.2	98.9	85.1
Discontinued operations:
Adjustment to loss on disposal of discontinued Specialty Personal Care segment, net of income tax of $0.7	—	—	—	1.3
Adjustment to loss on disposal of discontinued Argentina business, net of income tax of $1.3	—	—	2.1	—
Income from operations of discontinued Argentina Business, net of income tax of $0.7 and $2.3, respectively	—	0.9	—	3.0

Total income from discontinued operations	—	0.9	2.1	4.3
Cumulative effect of the change in accounting principle, net of income tax of $0.7	—	—	—	(43.3)

NET INCOME	$35.8	$31.1	$101.0	$46.1

Basic net income per common share:
Income from continuing operations	$0.38	$0.33	$1.06	$0.92
Income from discontinued operations	—	0.01	0.02	0.05
Effect of change in accounting principle	—	—	—	(0.47)

NET INCOME PER SHARE — BASIC	$0.38	$0.34	$1.08	$0.50

Diluted net income per common share:
Income from continuing operations	$0.37	$0.32	$1.03	$0.90
Income from discontinued operations	—	0.01	0.02	0.05
Effect of change in accounting principle	—	—	—	(0.46)

NET INCOME PER SHARE — DILUTED	$0.37	$0.33	$1.06	$0.49

Weighted average basic shares outstanding	94.1	92.5	93.6	92.2
Weighted average equivalent shares	1.9	2.1	1.9	2.0

Weighted average diluted shares outstanding	96.0	94.6	95.5	94.2

NET INCOME	$35.8	$31.1	$101.0	$46.1
Other comprehensive income (loss):
Foreign currency translation adjustment	—	(0.5)	1.0	(35.2)
Minimum pension liability adjustment, net of tax	—	—	—	7.3

COMPREHENSIVE INCOME	$35.8	$30.6	$102.0	$18.2

THE DIAL CORPORATION
Summary of Net Sales
Unaudited

	Quarter ended		Nine months ended

	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002

	(in thousands)
Personal Cleansing	$100,599	$99,680	$285,862	$276,519
Laundry Care	124,905	116,213	363,300	344,571
Air Fresheners	43,849	42,224	120,173	118,696
Food Products	52,851	49,685	142,028	136,108

Total Domestic Branded	322,204	307,802	911,363	875,894
International & Other	31,038	26,201	86,771	72,703

Total net sales	$353,242	$334,003	$998,134	$948,597

The Dial Corporation
Balance Sheet

	Unaudited
	September 27,	December 31,
	2003	2002

	(In millions, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$328.5	$219.6
Receivables, less allowance of $1.6 and $1.3	88.8	88.5
Inventories	139.6	131.5
Deferred income taxes	18.0	23.2
Income tax receivable	—	7.9
Current assets of discontinued operation	—	18.5
Other current assets	7.6	7.6

Total current assets	582.5	496.8
Property and equipment, net	213.4	220.8
Deferred income taxes	28.5	57.0
Goodwill	313.1	312.7
Other intangibles, net	51.6	51.1
Non-current assets of discontinued operation	—	2.2
Other assets	65.4	9.1

Total assets	$1,254.5	$1,149.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$97.8	$94.2
Income taxes payable	28.0	—
Current liabilities of discontinued operation	—	13.5
Other current liabilities	143.8	161.2

Total current liabilities	269.6	268.9
Long-term debt	459.9	458.4
Post-retirement and other employee benefits	267.3	267.2
Other liabilities	5.4	6.2

Total liabilities	1,002.2	1,000.7

Stockholders’ Equity:
Preferred Stock, $0.01 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 300,000,000 shares authorized, 107,156,789 and 106,372,531 shares issued	1.1	1.1
Additional paid-in capital	448.6	436.3
Retained income	93.8	8.8
Accumulated other comprehensive loss	(31.3)	(32.4)
Unearned employee benefits	(41.8)	(48.1)
Treasury stock, 10,979,365 and 10,910,433 shares held	(218.1)	(216.7)

Total stockholders’ equity	252.3	149.0

Total liabilities and stockholders’ equity	$1,254.5	$1,149.7

The Dial Corporation
Statement of Cash Flows
Unaudited

	Quarter ended		Nine months ended

	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002

	(in millions)
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net income	$35.8	$31.1	$101.0	$46.1
Adjustments to reconcile net income to net cash provided by operating activities Argentina business discontinued operation, net of tax	—	(0.9)	—	(3.0)
Adjustment to loss on disposal of discontinued Argentina business, net of tax	—	—	(2.1)
Adjustment to loss on disposal of discontinued Specialty Personal Care operation, net of tax	—	—	—	(1.3)
Effect of change in accounting principle, net of tax	—	—	—	43.3
Depreciation and amortization	10.2	9.1	28.2	26.8
Deferred income taxes	21.6	0.7	33.8	(1.5)
Tax benefits from employee stock option exercises	0.5	—	1.7	—
Asset writedowns and other special items, net	—	—	—	(1.2)
Change in operating assets and liabilities:
Receivables	(2.8)	(6.2)	(0.4)	(15.3)
Inventories	5.0	0.1	(8.1)	(7.8)
Trade accounts payable	(0.7)	(1.4)	3.5	6.9
Income taxes payable	(3.2)	4.1	35.9	53.4
Pension contributions	(50.0)	(11.1)	(57.0)	(13.1)
Other assets and liabilities, net	(1.2)	9.6	(11.9)	15.1

Net cash provided by operating activities	15.2	35.1	124.6	148.4
CASH FLOWS USED BY INVESTING ACTIVITIES:
Capital expenditures	(10.0)	(7.4)	(21.2)	(20.1)
Proceeds from disposition of discontinued operation	8.9	—	8.9	2.0
Acquisition of business and purchase price adjustment	—	(1.1)	—	(1.1)
Investment in Argentina discontinued operation	—	0.1	—	(6.2)
Proceeds from sale of assets	—	—	0.8	3.0

Net cash used by investing activities	(1.1)	(8.4)	(11.5)	(22.4)
CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES:
Repayment and amortization of debt	(0.7)	0.9	(1.9)	0.3
Net change in debt resulting from interest rate swap termination	—	13.4	—	13.4
Common stock purchased for treasury	(0.6)	—	(0.6)	—
Dividends paid on common stock	(8.4)	(3.7)	(16.0)	(11.1)
Cash proceeds from employee stock option exercises	3.8	2.1	14.3	8.8

Net cash provided (used) by financing activities	(5.9)	12.7	(4.2)	11.4
Effects of foreign currency exchange rates on cash balances	—	(0.8)	—	(2.2)
Net increase in cash and cash equivalents	$8.2	$38.6	$108.9	$135.2
Cash and cash equivalents, beginning of period	320.3	124.9	219.6	28.3

CASH AND CASH EQUIVALENTS, END OF PERIOD	$328.5	$163.5	$328.5	$163.5

THE DIAL CORPORATION

Reconciliation of Reported Net Income to Pro Forma Net Income
Unaudited

in millions, except per share data

	Quarter ended				Year-to-date

	September 27, 2003		September 28, 2002		September 27, 2003		September 28, 2002

	Net Result	Diluted EPS	Net Result	Diluted EPS	Net Result	Diluted EPS	Net Result		Diluted EPS
Reported Net Income	$35.8	$0.37	$31.1	$0.33	$101.0	$1.06	$46.1		$0.49
Special Gains, net of tax	—	—	—	—	—	—	(2.2	)(1)	(0.02	)(1)
Total Income/Adjustment to Loss from Discontinued Operations	—	—	(0.9)	(0.01)	(2.1)	(0.02)	(4.3)		(0.05)
Cumulative Effect of Change in Accounting Principle	—	—	—	—	—	—	43.3		0.46

Pro Forma Net Income	$35.8	$0.37	$30.2	$0.32	$98.9	$1.03	$82.9		$0.88

(1)	Represents a $2.9 million pre-tax gain associated with the previously disclosed joint ventures and gain on the sale of the Mexico City plant offset in part by a write down of fixed assets in the Guatemala plant.